File No. 70-10183


                United States Securities and Exchange Commission
                             Washington, D.C. 20549

                                   Form U-1/A
                Amendment No. 1 to Application/Declaration under
                 the Public Utility Holding Company Act of 1935
            _________________________________________________________

                                     E.ON AG
                                  E.ON-Platz 1
                                40479 Dusseldorf
                                     Germany
            ________________________________________________________
                  (Name of companies filing this statement and
                    Addresses of principal executive offices)

                                     E.ON AG
                    (Name of top registered holding company)
            ________________________________________________________

           Karl-Heinz Feldmann                        Michael Kamsteeg
General Counsel, Executive Vice President   Vice President Financial Controlling
                 E.ON AG                                  E.ON AG
              E.ON-Platz 1                              E.ON-Platz 1
            40479 Dusseldorf                          40479 Dusseldorf
                 Germany                                  Germany
     Telephone: 011-49-211-4579-436            Telephone: 011-49-211-4579-664
     Facsimile: 011-49-211-4579-446            Facsimile: 011-49-211-4579-623

                        _________________________________
                   (Names and addresses of agents for service)


             The Commission is also requested to send copies of any
                communications in connection with this matter to:

                                Sonia C. Mendonca
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                           1875 Connecticut Avenue NW
                               Washington DC 20009
                            Telephone: (202) 986-8000
                            Facsimile: (202) 986-8102
                                        2

                                   FORM U-1/A

                   AMENDMENT NO. 1 TO APPLICATION/DECLARATION
              UNDER THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

     On November 17, 2003, E.ON AG filed an Application/Declaration on Form U-1 in SEC File No. 070-10183. By this Amendment No. 1, E.ON AG withdraws the Application/Declaration.

                                    SIGNATURE

        Pursuant to the Public Utility Holding Company Act of 1935, Applicant has duly caused this Amendment No. 1 to an Application-Declaration to be signed on its behalf by the undersigned thereunto duly authorized.



                                     E.ON AG

                                     By:    /s/ Karl-Heinz Feldmann
                                            ----------------------------
                                     Name:  Karl-Heinz Feldmann
                                     Title: General Counsel, Executive Vice
                                            President Legal Affairs
                                     Date:  January 24, 2005


                                     By:     /s/ Michael Kamsteeg
                                            ----------------------------
                                     Name:  Michael Kamsteeg
                                     Title: Vice President Financial Controlling
                                     Date:  January 24, 2005





                                        2